Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ameri Metro Inc

We hereby consent to the inclusion in the 10-K form for the year ended July 31, 2021 (the “Form”) of Ameri Metro Inc (the “Company”) of our report, dated November 27, 2021, with respect to our audit of the financial statements of the Company as of July 31, 2021 included in the filing of this Form.

Sincerely,

/s/ Elkana Amitai CPA

October 27, 2021